EXHIBIT 99.1

    Glacier Water Announces Third Quarter and Year to Date Results

    VISTA, Calif.--(BUSINESS WIRE)--Nov. 3, 2004--Glacier Water Services, Inc. (AMEX:HOO) announced results for the quarter ended September 26, 2004.
    Brian McInerney, Chief Executive Officer of Glacier Water, said, "We are pleased to report increased revenues for the third quarter and the nine months that ended September 26, 2004. Despite the impact of the major hurricane activity in Florida and the unusually cool summer in California, revenues increased by 4.3% during the third quarter. The Company has made significant progress with a major initiative to upgrade its outside water vending machines. The upgrade results in the next generation machine (`G-2') with a new modern appearance and increased functionality. The Company plans to complete the upgrade of approximately 11,000 outside machines over the next 12 months."
    Revenues for the quarter ended September 26, 2004 increased 4.3% to $21,332,000 compared to $20,447,000 for the same quarter a year ago. For the nine-month period ended September 26, 2004 revenues increased 6.1% to $58,123,000 compared to $54,770,000 for the same period a year ago. The increase in revenues for the three- and nine-month periods was driven primarily by revenues associated with the Water Island acquisition in October 2003, offset partially by the impact of the cooler than normal summer in California and the negative impact of hurricanes Charley, Frances, Ivan, and Jeanne, which temporarily shut down several hundred of the Company's machines. All machines have since been put back into service.
    The Company's income from operations for the quarter ended September 26, 2004 was $2,895,000 compared to $3,029,000 in the same period last year. For the nine-month period ended September 26, 2004, income from operations was $5,348,000 compared to $4,756,000 for the same period last year, representing a $592,000 or 12.4% improvement.
    The Company's net income applicable to common stockholders for the quarter ended September 26, 2004, was $986,000, or $0.46 per basic and $0.38 per diluted share, compared to income of $1,160,000, or $0.61 per basic and $0.51 per diluted share, for the same period last year. For the nine-month period ended September 26, 2004, the net loss applicable to common stockholders was $396,000, or $0.19 per basic and diluted share, compared to a loss of $467,000, or $0.21 per basic and diluted share, for the same period last year.
    With approximately 15,200 machines located in 39 states throughout the United States, Glacier is the leading provider of high quality, low-priced drinking water dispensed to consumers through self-service vending machines located at supermarkets and other retail locations.

    Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the Company which involve risks and uncertainties which are detailed further in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 28, 2003.


FINANCIAL RESULTS                        GLACIER WATER SERVICES, INC.
-----------------                            THIRD QUARTER 2004
                                             ------------------

                 Consolidated Statements of Operations
       (Dollars in thousands, except shares and per share data)
                              (unaudited)

                            Three Months Ended     Nine Months Ended
                           --------------------- ---------------------
                           September  September  September  September
                               26,        28,        26,        28,
                              2004       2003       2004       2003
                           ---------- ---------- ---------- ----------
Revenues                     $21,332    $20,447    $58,123    $54,770
Operating costs and
 expenses:
  Operating expenses          13,080     12,223     36,913     33,869
  Depreciation and
   amortization                2,733      3,004      7,834      8,882
                           ---------- ---------- ---------- ----------
    Cost of goods sold        15,813     15,227     44,747     42,751

  Selling, general and
   administrative expenses     2,624      2,191      8,028      7,263
                           ---------- ---------- ---------- ----------
    Total operating costs
     and expenses             18,437     17,418     52,775     50,014
                           ---------- ---------- ---------- ----------
Income from operations         2,895      3,029      5,348      4,756
Other expenses:
  Interest expense             1,909      1,855      5,744      5,093
  Investment (income)
   expense                        --        (18)        --         34
                           ---------- ---------- ---------- ----------
    Total other expense        1,909      1,837      5,744      5,127
                           ---------- ---------- ---------- ----------
Income (loss) before income
 taxes                           986      1,192       (396)      (371)
Income tax benefit                --         --         --         --
                           ---------- ---------- ---------- ----------
Net income (loss)                986      1,192       (396)      (371)
Preferred stock dividends         --         32         --         96
                           ---------- ---------- ---------- ----------
Net income (loss)
 applicable to common
 stockholders                   $986     $1,160      $(396)     $(467)
                           ========== ========== ========== ==========
Basic income (loss) per
 common share:
  Net income (loss)
   applicable to common
   stockholders                $0.46      $0.61     $(0.19)    $(0.21)
                           ========== ========== ========== ==========
    Weighted average shares
     used in calculation   2,145,848  1,913,550  2,128,374  2,270,228

Diluted income (loss) per
 common share:
  Net income (loss)
   applicable to common
   stockholders                $0.38      $0.51     $(0.19)    $(0.21)
                           ========== ========== ========== ==========
    Weighted average shares
     used in calculation   2,581,257  2,267,351  2,128,374  2,270,228


    CONTACT: Glacier Water Services, Inc.
             W. David Walters, 760-560-1111